Exhibit 10.53
SUMMARY OF AMENDMENT NUMBER 2 TO
AMERICAN PHYSICIANS CAPITAL, INC.
INCENTIVE COMPENSATION PLAN AS OF MARCH 2007
Adopted May 9, 2008 (Effective January 1, 2008)
     Notwithstanding any other provision in the Incentive Compensation Plan to the contrary, no bonuses shall be paid under the Incentive Compensation Plan to the Company’s executive officers in years following a fiscal year in which the Company incurs a net loss except to the extent that the Company subsequently has cumulative net earnings that offset such net loss. The operation of this modification is best illustrated by the following example:
Assumptions: The Company incurs a loss of $25 million in year 1 and has net income of $10 million in each of years 2, 3 and 4.
Outcome: Executive officers would not be entitled to a bonus in years 2 and 3 and the modified ROE-based bonus amount in year 4 would be calculated using $5 million as the net income figure (the amount by which cumulative earnings in the years following year 1 exceed the amount of the loss in year 1).
The Amendment is effective as of January 1, 2008.